Poly Shield Technologies Inc. OTCBB:SHPR

FOR IMMEDIATE RELEASE December 6, 2013

Poly Shield Technologies Inc., sells its wholly owned subsidiary New World Technologies Group, Inc.

Boca Raton, Florida, December 6, 2013 – Poly Shield Technologies Inc. (“Poly Shield”),  (OTCBB:SHPR) announces that on December 5, 2013, Poly Shield entered into a divestiture and share purchase agreement (the “Agreement”) dated effective as of December 2, 2013, by and amongst Poly Shield, Poly Shield’s wholly owned subsidiary New World Technologies Group, Inc. (“NWT”), and Octavio Viveros.

Under the terms of the Agreement, Poly Shield sold to Mr. Viveros all of the issued and outstanding shares of NWT in exchange for a royalty on 5% of NWT’s gross revenues, expiring on December 31, 2018. NWT may buy out the Royalty at any time for $1,000,000 without credit for amounts previously paid under the Royalty.

About Poly Shield Technologies Inc.:

Poly Shield Technologies Inc., develops and markets environmental, pollution emissions, energy saving, corrosion and durability solutions to a worldwide market.

Poly Shield Technologies Inc.'s proprietary DSOX-15 Fuel Purification System is a cost-effective technology designed to remove sulfur from fuel in an effort to meet the upcoming sulfur emissions regulations due to take effect in 2015. The technology is currently aimed at the maritime industry which includes vessels for cruise-line, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. The technology has a worldwide application that is not limited to the maritime industry.

Poly Shield's Fluoropolymer coatings are formulated specifically for extreme durability reduced maintenance and enhanced aesthetics. They were tested and are in use in a number of different industries including marine, aerospace, oil-field, industrial, commercial, and residential applications.

On behalf of the Board of Directors

Brad Eckenweiler, CEO

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that Poly Shield Technologies Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Poly Shield Technologies Inc.'s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of Poly Shield Technologies Inc.'s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Poly Shield Technologies Inc.'s forward-looking statements. Except as required by law, Poly Shield Technologies Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Poly Shield Technologies Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Poly Shield Technologies Inc.

For further information about Poly Shield Technologies Inc. please visit the company's website at http://www.Polyshieldtechnologies.com. Or phone us at 800-648-4287